January 10, 2025 Team, Earlier this week, Priya Aiyar informed me that she has decided to leave American for a similar role outside of the airline industry. Priya joined American more than five years ago and has been a terrific member of the senior leadership team. While we are sad to see her depart, we wish her well as she enters the next chapter of her career. As we move forward, we are launching a search for Priya’s replacement to lead our Legal team and join the airline’s senior leadership team. This is an important role for our airline, so we will be sure to keep you updated as the process progresses. Until that search is complete, we have named Bruce Wark as our Interim Chief Legal Officer. We are fortunate to have Bruce step into this leadership position during this time. His industry experience and knowledge of our airline makes him ideally suited to guide our Legal organization during this next phase. Bruce will report to me during this interim period. Bruce joined us in 1993 and has been a part of most every major event the airline has faced during these past 30-plus years. He most recently has served as our Senior Vice President and Deputy General Counsel, where he oversees legal counsel in the areas of antitrust, intellectual property and litigation. He received his Juris Doctor, with honors, from Georgetown University. With this interim structure, Michelle Earley, SVP Deputy General Counsel; Lucretia Guia, SVP Labor Relations and Deputy General Counsel; and Russ Hubbard, VP Deputy General Counsel – Chief Privacy and Data Protection Officer, will report to Bruce. In addition, Bruce’s existing direct reports will continue in the same reporting structure. Change is a constant in our industry. We are thankful to have great leaders across our Legal department who can step in and carry us forward. We are poised to do great things in 2025 – and each of you plays a significant role in what’s to come. I look forward to continuing this conversation later this morning. Exhibit 99.1